                                                                    EXHIBIT 12.1

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              YEARS ENDED DECEMBER 31,              THREE MONTHS
                                                     -------------------------------------------    ENDED MARCH 31,
                                                      1995     1996     1997     1998     1999           2000
                                                     ------   ------   ------   ------   -------        -------
                                                                   (in thousands)
EARNINGS
  Income From Continuing Operations................  47,194   59,246   61,925   53,885    72,856         24,125
  Fixed Charges....................................  36,883   36,485   35,458   30,915    34,305          9,492
  Capitalized Interest.............................    (857)  (1,388)  (1,478)    (795)   (2,133)        (1,010)
                                                     ------   ------   ------   ------   -------        -------
     Total Earnings................................  83,220   94,343   95,905   84,005   105,028         32,607
                                                     ======   ======   ======   ======   =======        =======
FIXED CHARGES
  Interest Expense.................................  35,844   34,922   33,707   29,784    31,563          8,434
  Capitalized Interest.............................     857    1,388    1,478      795     2,133          1,010
  Rental Interest Factor...........................     182      175      273      336       609             48
                                                     ------   ------   ------   ------   -------        -------
     Total Fixed Charges...........................  36,883   36,485   35,458   30,915    34,305          9,492
                                                     ======   ======   ======   ======   =======        =======
RATIO: EARNINGS/FIXED CHARGES......................    2.26     2.59     2.70     2.72      3.06           3.44
                                                     ======   ======   ======   ======   =======        =======